EXHIBIT 99.1

                            COMPANY RISK FACTORS


          AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY" AND "ACC" REFER TO ACC CORP. AND ITS SUBSIDIARIES, INCLUDING ACC LONG DISTANCE CORP. ("ACC U.S."), ACC TELENTERPRISES LTD., THE COMPANY'S CANADIAN SUBSIDIARY ("ACC CANADA"), AND ACC LONG DISTANCE UK LTD.
("ACC U.K."). REFERENCES HEREIN TO "DOLLAR" AND "$" ARE TO UNITED STATES DOLLARS, REFERENCES TO "CDN. $" ARE TO CANADIAN DOLLARS, REFERENCES TO "<pound-sterling>" ARE TO ENGLISH POUNDS STERLING, THE TERMS "UNITED STATES" AND "U.S." MEAN THE UNITED STATES OF AMERICA AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS STATES, TERRITORIES AND POSSESSIONS AND ALL AREAS SUBJECT TO ITS JURISDICTION, AND THE TERMS "UNITED KINGDOM" AND "U.K." MEAN ENGLAND, SCOTLAND AND WALES.


Recent Losses; Potential Fluctuations in Operating Results

     Although the Company has recently experienced revenue growth on an annual basis and net income in the first three quarters of 1996, it has incurred net losses and losses from continuing operations during each of its last two fiscal years. The 1995 net loss of $5.4 million resulted primarily from the expansion of operations in the U.K. (approximately $6.8 million), increased net interest expense associated with additional borrowings (approximately $4.9 million), increased depreciation and amortization from the addition of equipment and costs associated with the expansion of local service in New York State (approximately $1.6 million) and management restructuring costs (approximately $1.3 million), offset by positive operating income from the U.S. and Canadian long distance subsidiaries of approximately $9.0 million. The 1994 net loss of $11.3 million resulted primarily from operating losses due to expansion in the U.K. (approximately $5.6 million), the recording of the valuation allowance against deferred tax benefits (approximately $3.0 million), implementation of equal access in Canada (approximately $2.2 million) and operating losses due to expansion in local telephone service in the U.S. (approximately $0.9 million). There can be no assurance that revenue growth will continue or that the Company will be able to maintain the profitability it attained in the first three quarters of 1996. The Company intends to focus in the near term on the expansion of its service offerings, including its local telephone business and Internet services, and expanding its markets to more locations in its existing markets, and when conditions warrant, to deregulating international markets. Such expansion, particularly the establishment of new operations or acquisition of existing operations in deregulating international markets, may adversely affect cash flow and operating performance and these effects may be material, as was the case with the Company's U.K. operations in 1994 and 1995. As each of the telecommunications markets in which the Company operates continues to mature, growth in the Company's revenues and customer base is likely to decrease over time.

          The Company's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control, including general economic conditions, specific economic conditions in the telecommunications industry, the effects of governmental regulation and regulatory changes, user demand, capital expenditures and other costs relating to the expansion of operations, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of channels through which those services are sold, pricing changes and new service introductions by the Company and its competitors and prices charged by suppliers. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions or enter into strategic alliances, acquisitions or investments that could have a material adverse effect on the Company's business, results of operations and cash flow. The Company's sales to other long distance companies have been increasing. Because these sales are at margins that are lower than those derived from most of the Company's other revenues, this increase has in the past and may in the future, reduce the Company's gross margins as a percentage of revenue. In addition, to the extent that these and other long distance couriers are less creditworthy and/or create larger credit balances, such sales may represent a higher credit risk to the Company.

SUBSTANTIAL INDEBTEDNESS; NEED FOR ADDITIONAL CAPITAL

          The Company will need to continue to enhance and expand its operations in order to maintain its competitive position, expand its service offerings and geographic markets and continue to meet the increasing demands for service quality, availability and competitive pricing. As of the end of its last five fiscal years, the Company has experienced a working capital deficit. During 1995, the Company's income
(loss) from operations plus depreciation and amortization and asset write-down ("EBITDA") minus capital expenditures and changes in working capital, was $(7.0) million. The Company's leverage may adversely affect its ability to raise additional capital. In addition, the Company's indebtedness is expected to require significant repayments over the next five years. The Company may need to raise additional capital from public or private equity or debt sources in order to finance its anticipated growth, including local service expansion and expansion into international markets, both of which will be capital intensive, working capital needs, debt service obligations, and, contemplated capital expenditures. In addition, the Company may need to raise additional funds in order to take advantage of unanticipated opportunities, including more rapid international expansion or acquisitions of, investments in or strategic alliances with companies that are complementary to the Company's current operations, or to develop new products or otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's then current shareholders would be reduced and, if such equity securities take the form of Preferred Stock or Class B Common Stock, the holders of such Preferred Stock or Class B Common Stock may have rights, preferences or privileges senior to those of holders of Class A Common Stock. There can be no assurance that the Company will be able to raise such capital on satisfactory terms or at all. If the Company decides to raise additional funds through the incurrence of debt, the Company would need to obtain the consent of its lenders under the Company's Credit Facility and would likely become subject to additional or more restrictive financial covenants. In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its presently anticipated expansion, which could materially adversely affect the Company's business, results of operations and financial condition and its ability to compete.

DEPENDENCE ON TRANSMISSION FACILITIES-BASED CARRIERS AND SUPPLIERS

          The Company does not own telecommunications transmission lines. Accordingly, telephone calls made by the Company's customers are connected through transmission lines that the Company leases under a variety of arrangements with transmission facilities-based long distance carriers, some of which are or may become competitors of the Company, including AT&T Corp. ("AT&T"), Bell Canada and British Telecommunications PLC ("British Telecom"). Most inter-city transmission lines used by the Company are leased on a monthly or longer-term basis at rates that currently are less than the rates the Company charges its customers for connecting calls through these lines. Accordingly, the Company is vulnerable to changes in its lease arrangements, such as price increases and service cancellations. ACC's ability to maintain and expand its business is dependent upon whether the Company continues to maintain favorable relationships with the transmission facilities-based carriers from which the Company leases transmission lines, particularly in the U.K., where British Telecom and Mercury Communications Ltd. ("Mercury") are the two principal, dominant carriers. The Company's U.K. operations are highly dependent upon the transmission lines leased from British Telecom. The Company generally experiences delays in billings from British Telecom and needs to reconcile billing discrepancies with British Telecom before making payment. Although the Company believes that its relationships with carriers generally are satisfactory, the deterioration or termination of the Company's relationships with one or more of those carriers could have a material adverse effect upon the Company's business, results of operations and financial condition. Certain of the vendors from whom the Company leases transmission lines, including 22 regional operating companies ("RBOCs") and other local exchange carriers, currently are subject to tariff controls and other price constraints which in the future may be changed. Under recently enacted U.S. legislation, constraints on the operations of the RBOCs have been dramatically reduced, which will bring additional competitors to the long distance market. In addition, regulatory proposals are pending that may affect the prices charged by the RBOCs and other local exchange carriers to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company currently acquires switches used in its North American operations from one vendor. The Company purchases switches from such vendor for its convenience, and switches of comparable quality may be obtained from several alternative suppliers. However, a failure by a supplier to deliver quality products or service products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on the Company's business, results of operations and financial condition.

POTENTIAL ADVERSE EFFECTS OF REGULATION

          Legislation that substantially revises the U.S. Communications Act of 1934 (the "U.S. Communications Act") was signed into law on February 8, 1996. The legislation provides specific guidelines under which the RBOCs can provide long distance services, which will permit the RBOCs to compete with the Company in the provision of domestic and international long distance services. The legislation also opens all local service markets to competition from any entity (including, for example, long distance carriers, such as AT&T, cable television companies and utilities). Because the legislation opens the Company's markets to additional competition, particularly from the RBOCs, the Company's ability to compete is likely to be adversely affected. Moreover, as a result of and to implement the legislation, certain federal and other governmental regulations will be adopted, amended or modified, and any such adoption, amendment or modification could have a material adverse effect on the Company's business, results of operations and financial condition.

          In the U.S., the Federal Communications Commission ("FCC") and relevant state public service commissions ("PSCs") have the authority to regulate interstate and intrastate rates, respectively, ownership of transmission facilities, and the terms and conditions under which the
Company's services are provided. Federal and state regulations and regulatory trends have had, and in the future are likely to have, both positive and negative effects on the Company and its ability to compete. The recent trend in both Federal and state regulation of telecommunications service providers has been in the direction of lessened regulation. In general, neither the FCC nor the relevant state PSCs currently regulate the Company's long distance rates or profit levels, but either or both may do so in the future. However, the general recent trend toward lessened regulation has also given AT&T, the largest long distance carrier in the U.S., increased pricing flexibility that has permitted it to compete more effectively with smaller interexchange carriers, such as the Company. There can be no assurance that changes in current or future Federal or state regulations or future judicial changes would not have a material adverse effect on the Company.

          In order to provide their services, interexchange carriers, including the Company, must generally purchase "access" from local exchange carriers to originate calls from and terminate calls in the local exchange telephone networks. Access charges presently represent a significant portion of the Company's network costs in all areas in which it operates. In the U.S., access charges generally are regulated by the FCC and the relevant state PSCs. Under the terms of the AT&T Divestiture Decree, a court order entered in 1982 which, among other things, required AT&T to divest its 22 wholly-owned RBOCs from its long distance division ("AT&T
Divestiture Decree"), the RBOCs were required to price the "local transport" portion of such access charges on an "equal price per unit of traffic" basis. In November 1993, the FCC implemented new interim rules governing local transport access charges while the FCC considers permanent rules regarding new rate structures for transport pricing and switched access competition. These interim rules have essentially maintained the "equal price per unit of traffic" rule. However, under alternative access charge rate structures being considered by the FCC, local exchange carriers would be permitted to allow volume discounts in the pricing of access charges. More recently, the FCC has informally announced that it intends, in the near future, to undertake a comprehensive review of its regulation of local exchange carrier access charges to better account for increasing levels of local competition. While the outcome of these proceedings is uncertain, if these rate structures are adopted many small interexchange carriers, including the Company, could be placed at a significant cost disadvantage to larger competitors, because access charges for AT&T and other large interexchange carriers could decrease, and access charges for small interexchange carriers could increase.

          The Company currently competes with the RBOCs and other local exchange carriers such as the GTE Operating Companies ("GTOCs") in the provision of "short haul" toll calls completed within a Local Access and Transport Area ("LATA"). Subject to a number of conditions, the legislation eliminated many of the restrictions which prohibited the RBOCs and GTOCs from providing long-haul, or inter-LATA, toll service, and thus the Company will face additional competition. To complete long-haul and short-haul toll calls, the Company must purchase "access" from the local exchange carriers. The Company must generally price its toll services at levels equal to or below the retail rates established by the local exchange carriers for their own short-haul or long-haul toll rates. To the extent that the local exchange carriers are able to reduce the margin between the access costs to the Company and the retail toll prices charged by local exchange carriers, either by increasing access costs or lowering retail toll rates, or both, the Company will encounter adverse pricing and cost pressures in competing against local exchange carriers in both the short-haul and long-haul toll markets.

          Under the U. S. Communications Act, local exchange carriers must permit resale of their bundled local services and unbundled network elements. Pricing rules for those services were set forth in the U.S. Communications Act, with states directed to approve specific tariffs. In July, 1996, the New York PSC established wholesale discounts for resale of bundled local services. These services generally involve a discount of 17% on residential access lines and 11% on business access lines. However, the New York PSC excluded Centrex, private line and PBX lines from the wholesale discount, which could result in a limited ability of the Company to resell those business services. The New York PSC also established temporary rates for unbundled links at levels slightly below existing rates, but also significantly above the New York Telephone rate for complete, bundled local loops. The New York PSC is reviewing the establishment of permanent wholesale discounts and permanent unbundled link rates, which are expected to be in place by October, 1996. If the permanent rates established by the New York PSC do not contain a significant wholesale discount for bundled services, do not apply to Centrex, private line, and PBX service, and do not reduce the rate for the unbundled link to a level below the rate for bundled loops, the Company's ability to compete in the provision of local service may be materially adversely affected.

          In Canada, services provided by ACC Canada are subject to or affected by certain regulations of the Canadian Radio-television and Telecommunications Commission (the "CRTC"). The CRTC annually reviews the "contribution charges" (the equivalent of access charges in the U.S.) it has assessed against the access lines leased by Canadian long distance resellers, including the Company, from the local telephone companies in Canada. The Company expects that, based on existing and anticipated regulations and rulings, its Canadian contribution charges will increase by up to approximately Cdn. $2.0 million in 1997 over 1995 levels, which the Company will seek to offset with increased volume efficiencies. Additional increases in these contribution charges could have a material adverse effect on the Company's business, results of operations and financial condition. The Canadian long distance telecommunications industry is the subject of ongoing regulatory change. These regulations and regulatory decisions have a direct and material effect on the ability of the Company to conduct its business. The recent trend of such regulatory changes has been to open the market to commercial competition, generally to the Company's benefit. There can be no assurance, however, that any future changes in or additions to laws, regulations, government policy or administrative rulings will not have a material adverse effect on the Company's business, results of operations and financial condition.

          The telecommunications services provided by ACC U.K. are subject to and affected by regulations introduced by the U.K. telecommunications regulatory authority, The Office of Telecommunications ("Oftel"). Since the break up of the U.K. telecommunications duopoly consisting of British Telecom and Mercury in 1991, it has been the stated goal of Oftel to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The regulatory regime currently being introduced by Oftel has a direct and material effect on the ability of the Company to conduct its business. Oftel has imposed mandatory rate reductions on British Telecom in the past, which are expected to continue for the foreseeable future, and this has had and may have, the effect of reducing the prices the Company can charge its customers. Although the Company is optimistic about its ability to continue to compete effectively in the U.K. market, there can be no assurance that future changes in regulation and government will not have a material adverse effect on the Company's business, results of operations and financial condition.

INCREASING DOMESTIC AND INTERNATIONAL COMPETITION

          The   long  distance  telecommunications   industry   is   highly
competitive and is significantly influenced by the marketing and pricing decisions of the larger industry participants. The industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and high churn rates (customer turnover), as customers frequently change long distance providers in response to the offering of lower rates
or promotional  incentives  by  competitors.   In  each of its markets, the
Company competes primarily on the basis of price and also on the basis of customer service and its ability to provide a variety of telecommunications services, including the ability to provide both intra- and inter-LATA toll service. The Company expects competition on the basis of price and service offerings to increase. Although many of the Company's university customers are under multi-year contracts, several of the Company's largest customers (primarily other long distance carriers) are on month-to-month contracts
and  are  particularly price  sensitive.   Revenues  from  other  resellers
accounted for approximately 22%, 7% and 9% of the revenues of ACC U.S., ACC Canada and ACC U.K., respectively, in 1995, and 45%, 14% and 17% of the revenues of ACC U.S., ACC Canada and ACC U.K. in the nine months ended September 30, 1996 and could account for a higher percentage in the future. With respect to these customers, the Company competes almost exclusively on price.
          Many of the Company's competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks than the Company, control transmission lines and have long-standing relationships with the Company's target customers. These competitors include, among others, AT&T, MCI Telecommunications Corporation ("MCI") and Sprint Corp. ("Sprint") in the U.S.; Bell Canada, BC Telecom, Inc., Unitel Communications Inc. ("Unitel") and Sprint Canada (a subsidiary of Call-Net Telecommunications Inc.) in Canada; and British Telecom, Mercury, AT&T and IDB WorldCom Services Inc. in the U.K. Other U.S. carriers are also expected to enter the U.K. market. The Company also competes with numerous other long distance providers, some of which focus their efforts on the same business customers targeted by the Company and selected residential customers and colleges and universities, the Company's
other target customers.   In  addition, through its local telephone service
business in upstate New York, the Company competes with New York Telephone Company ("New York Telephone"), Frontier, Citizens Telephone Co., MFS Communications Co., Inc. ("MFS") and Time Warner Cable and others, including cellular and other wireless providers. Furthermore, the merger of Bell Atlantic Corp. and Nynex Corp., the proposed merger of MCI and British Telecom, the joint venture between MCI and Microsoft Corporation ("Microsoft"), under which Microsoft will promote MCI's services, the joint venture among Sprint, Deutsche Telekom AG and France Telecom ("Global One"), the proposed merger of Cable & Wireless PLC and Global One and additional mergers, acquisitions and strategic alliances which are likely to occur, could also increase competitive pressures upon the Company and have a material adverse effect on the Company's business, results of operations and financial condition.

          In addition to these competitive factors, recent and pending deregulation in each of the Company's markets may encourage new entrants. For example, as a result of legislation recently enacted in the U.S., RBOCs will be allowed to enter the long distance market, AT&T, MCI and other long distance carriers will be allowed to enter the local telephone services market, and any entity (including cable television companies and utilities) will be allowed to enter both the local service and long distance telecommunications markets. In addition, the FCC has, on several occasions since 1984, approved or required price reductions by AT&T and, in October 1995, the FCC reclassified AT&T as a "non-dominant" carrier, which substantially reduces the regulatory constraints on AT&T. As the Company expands its geographic coverage, it will encounter increased competition. Moreover, the Company believes that competition in non-U.S. markets is likely to increase and become more similar to competition in the U.S. markets over time as such non-U.S. markets continue to experience deregulatory influences. Prices in the long distance industry have declined from time to time in recent years and, as competition increases in Canada and the U.K., prices are likely to continue to decrease. For example, Bell Canada substantially reduced its rates during the first quarter of 1994. The Company's competitors may reduce rates or offer incentives to existing and potential customers of the Company. To maintain its competitive position, the Company believes that it must be able to reduce its prices in order to meet reductions in rates, if any, by others.

          The Company has only limited experience in providing local telephone services, having commenced providing such services in 1994, and, although the Company believes the local business will enhance its ability to compete in the long distance market, to date the Company has experienced an operating cash flow deficit in the operation of that business in the U.S. on a stand-alone basis. The Company's revenues from local telephone and other services in 1995 and during the first nine months of 1996 were
$13.6 million and $17.9 million, respectively.   In order to attract local
customers, the Company must offer substantial discounts from the prices charged by local exchange carriers and must compete with other alternative local companies that offer such discounts. The local telephone service business requires significant initial investments in capital equipment as well as significant initial promotional and selling expenses. Larger, better capitalized alternative local providers, including AT&T and Time
Warner Cable, among others, will be better able to sustain losses associated with discount pricing and initial investments and expenses. There can be no assurance that the Company will achieve positive cash flow or profitability in its local telephone service business.

RISKS OF GROWTH AND EXPANSION

          The Company plans to expand its service offerings and principal geographic markets in the United States, Canada and the United Kingdom. In addition, the Company may establish a presence in deregulating international markets that have high density telecommunications traffic, when the Company believes that business and regulatory conditions warrant. There can be no assurance that the Company will be able to add service or expand its markets at the rate presently planned by the Company or that the existing regulatory barriers will be reduced or eliminated. The Company's rapid growth has placed, and in the future may continue to place, a significant strain on the Company's administrative, operational and financial resources and increased demands on its systems and controls. As the Company increases its service offerings and expands its targeted markets, there will be additional demands on the Company's customer support, sales and marketing and administrative resources and network infrastructure. There can be no assurance that the Company's operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth. The failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could materially adversely affect the Company's business, results of operations and financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

          A key component of the Company's strategy is its planned expansion in international markets. To date, the Company has only limited experience in providing telecommunications service outside the United States, Canada and the U.K.. There can be no assurance that the Company will be able to obtain the capital it requires to finance its expansion in international markets on satisfactory terms or at all. In many international markets, protective regulations and long-standing relationships between potential customers of the Company and their local providers create barriers to entry. Pursuit of international growth opportunities may require significant investments for an extended period before returns, if any, on such investments are realized. The Company intends to focus in the near term on the expansion of its service offerings, including its local telephone business and Internet services, and expanding its geographic markets to more locations in its existing markets, and when conditions warrant, to deregulating international markets. Such expansion, particularly the establishment of new operations or acquisition of existing operations deregulating international markets, may adversely affect cash flow and operating performance and these effects may be material, as was the case with the Company's U.K. operations in 1994 and 1995. In addition, there can be no assurance that the Company will be able to obtain the permits and operating licenses required for it to operate, to hire and train employees or to market, sell and deliver high quality services in these international markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent to doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws, which could materially adversely impact the success of the Company's international operations. In many countries, the Company may need to enter into a joint venture or other strategic relationship with one or more third parties in order to successfully conduct its operations. As its revenues from its Canadian and U.K. operations increase, an increasing portion of the Company's revenues and expenses will be denominated in currencies other than U.S. dollars, and changes in exchange rates may have a greater effect on the Company's results of operations. There can be no assurance that such factors will not have a material adverse effect on the Company's future operations and, consequently, on the Company's business, results of operations and financial condition. In addition, there can be no assurance that laws or administrative practices relating to taxation, foreign exchange or other matters of countries within which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

          To complete its billing, the Company must record and process massive amounts of data quickly and accurately. While the Company believes its management information system is currently adequate, it has not grown as quickly as the Company's business and substantial investments are needed. The Company has made arrangements with a consultant and a vendor for the development of new information systems and has budgeted approximately $6.0 million for this purpose in 1996. The Company believes that the successful implementation and integration of these new information systems is important to its continued growth, its ability to monitor costs, to bill customers and to achieve operating efficiencies, but there can be no assurance that the Company will not encounter delays or cost-overruns or suffer adverse consequences in implementing the systems. In addition, as the Company's suppliers revise and upgrade their hardware, software and equipment technology, there can be no assurance that the Company will not encounter difficulties in integrating the new technology into the Company's business or that the new systems will be appropriate for the Company's business.

RISKS ASSOCIATED WITH ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES

          As part of its business strategy, the Company expects to seek to develop strategic alliances both domestically and internationally and to acquire assets and businesses or make investments in companies that are complementary to its current operations. The Company has no present commitments or agreements with respect to any such strategic alliance, investment or acquisition. Any such future strategic alliances, investments or acquisitions would be accompanied by the risks commonly encountered in strategic alliances with or acquisitions of or investments in companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company by the successful incorporation of licensed or acquired technology and rights into the Company's service offerings, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management. In addition, the Company has experienced higher attrition rates with respect to customers obtained through acquisitions, and may continue to experience higher attrition rates with respect to any customers resulting from future acquisitions. Moreover, to the extent that any such acquisition, investment or alliance involved a business located outside the United States, the transaction would involve the risks associated with international expansion. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered with such strategic alliances, investments or acquisitions.

          In addition, if the Company were to proceed with one or more significant strategic alliances, acquisitions or investments in which the consideration consists of cash, a substantial portion of the Company's available cash could be used to consummate the strategic alliances, acquisitions or investments. If the Company were to consummate one or more significant strategic alliances, acquisitions or investments in which the consideration consists of stock, shareholders of the Company could suffer a significant dilution of their interests in the Company. Many of the businesses that might become attractive acquisition candidates for the Company may have significant goodwill and intangible assets, and acquisitions of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to the Company. The financial impact of acquisitions, investments and strategic alliances could have a material adverse effect on the Company's business, financial condition and results of operations and could cause substantial fluctuations in the Company's quarterly and yearly operating results.

TECHNOLOGICAL CHANGES MAY ADVERSELY  AFFECT  COMPETITIVENESS  AND FINANCIAL
RESULTS

          The telecommunications industry is characterized by rapid and significant technological advancements and introductions of new products and services utilizing new technologies. There can be no assurance that the Company will maintain competitive services or that the Company will obtain appropriate new technologies on a timely basis or on satisfactory terms.

DEPENDENCE ON KEY PERSONNEL

          The Company's success depends to a significant degree upon the continued contributions of its management team and technical, marketing and sales personnel. The Company's employees may voluntarily terminate their employment with the Company at any time. Competition for qualified employees and personnel in the telecommunications industry is intense and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the telecommunications industry. The Company's success also will depend on its ability to attract and retain qualified management, marketing, technical and sales executives and personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategies is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, development efforts and ability to expand. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK ASSOCIATED WITH FINANCING ARRANGEMENTS; DIVIDEND RESTRICTIONS

          The Company's financing arrangements are secured by substantially all of the Company's assets and require the Company to maintain certain financial ratios and restrict the payment of dividends, and the Company anticipates that it will not pay any dividends on Class A Common Stock in the foreseeable future. The Company's secured lenders would be entitled to foreclose upon those assets in the event of a default under the financing arrangements and to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the Company's other creditors and shareholders in the event that the Company is liquidated. In addition, the collateral security arrangements under the Company's existing financing arrangements may adversely affect the Company's ability to obtain additional borrowings or other capital. The Company may need to raise additional capital from equity or debt sources to finance its projected growth and capital expenditures contemplated for periods after 1996.

HOLDING COMPANY STRUCTURE; RELIANCE ON SUBSIDIARIES FOR DIVIDENDS

          ACC Corp. is a holding company, the principal assets of which are its operating subsidiaries in the U.S., Canada and the U.K. ACC U.S., ACC Canada, ACC U.K. and other operating subsidiaries of the Company are subject to corporate law restrictions on their ability to pay dividends to ACC Corp. There can be no assurance that ACC Corp. will be able to cause its operating subsidiaries to declare and pay dividends or make other payments to ACC Corp. when requested by ACC Corp. The failure to pay any such dividends or make any such other payments could have a material adverse effect upon the Company's business, financial condition and results of operations.

POTENTIAL VOLATILITY OF STOCK PRICE

          The market price of the Class A Common Stock has been and may continue to be, highly volatile. Factors such as variations in the Company's revenue, earnings and cash flow, the difference between the Company's actual results and the results expected by investors and analysts, "buy," "hold" and "sell" ratings by securities analysts and announcements of new service offerings, marketing plans or price reductions by the Company or its competitors could cause the market price of the Class A Common Stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected telecommunications companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such market fluctuations may materially adversely affect the market price of the Class A Common Stock.

RISKS ASSOCIATED WITH DERIVATIVE FINANCIAL INSTRUMENTS

          In the normal course of business, the Company uses various financial instruments, including derivative financial instruments, to hedge its foreign exchange and interest rate risks. The Company does not use derivative financial instruments for speculative purposes. By their nature, all such instruments involve risk, including the risk of nonperformance by counterparties, and the Company's maximum potential loss may exceed the amount recognized on the Company's balance sheet. Accordingly, losses relating to derivative financial instruments could have a material adverse effect upon the Company's business, financial condition and results of operations.